Exhibit 10.8

PERSONAL AND CONFIDENTIAL

FORM OF 2009 EXECUTIVE LONG TERM INCENTIVE CASH PLAN AWARD

RADIAN GROUP INC.

2008 EXECUTIVE LONG TERM INCENTIVE CASH PLAN

AWARD LETTER

[DATE]

Award Recipient:	[AWARD RECIPIENT]

Target Award:	$[AMOUNT]

Award Terms:	May 30, 2009 to May 30, 2012 for 50% of the Target Award

May 30, 2009 to May 30, 2013 for 50% of the Target Award

Dear [AWARD RECIPIENT]:

In recognition of your long-term commitment to Radian Group Inc. (the “Company”) and of your expected future contributions to our business objectives, you have been granted an opportunity to earn a long term cash incentive award for the Award Terms set forth above, under the 2008 Executive Long Term Incentive Cash Plan, as amended (the “Plan”).

1. Grant of Award. The Company hereby grants to you, as the “Award Recipient” a cash bonus opportunity (the “Performance Award”) based upon the Target Award listed above, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Plan, which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Award Letter. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. 50% of your Target Award may be earned with respect to a three-year Award Term, which began May 30, 2009 and ends May 30, 2012. The remaining 50% of your Target Award may be earned with respect to a four-year Award Term, which began May 30, 2009 and ends May 30, 2013.

2. Performance Goals. Subject to Section 6 of this Award Letter, you are eligible to earn a discretionary cash Performance Award contingent on (i) achievement of the Performance Goals set forth on Exhibit A hereto over the applicable Award Term, and (ii) the Administrator’s assessment of your performance and the performance of the Company over the applicable Award Term, in each case as determined by the Administrator in its sole discretion. For purposes of determining the Performance Award to be paid upon the achievement of such Performance Goals, the Administrator may weight the individual metrics set forth on Exhibit A as it deems appropriate in its sole discretion. In the event of a Change of Control, the Performance Goals may be adjusted by the Administrator as it deems appropriate in its sole discretion, to the extent provided by the Plan.

3. Definitions. For purposes of this Award Letter:

“Administrator” shall mean the Company’s Compensation and Human Resources Committee.

“Award Term” shall mean each period of time (set forth above) over which performance shall be measured for purposes of determining the amount to be paid to you under your Performance Award. Each period (the three-year period and the four-year period) shall be considered to be a separate Award Term.

“Change of Control” shall have the definition given that term in the Plan. For the avoidance of doubt, in no event shall a Change of Control occur as a result of the Company’s participation in the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, or any similar program of the United States, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities (collectively, “TARP”).

“Cause” shall mean your (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with your duties with the Company or any of its subsidiaries; (3) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of your duties with the Company or any of its subsidiaries, in each case as determined in the sole discretion of the Administrator.

“Good Reason” shall mean:

(a) a material diminution of your authority, duties or responsibilities; or

(b) a material reduction in your base salary, which, for purposes of this Award Letter, means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

In order to terminate your employment for Good Reason, you must provide a written notice of termination with respect to your termination for Good Reason to the Company within 90 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in your notice of termination. If the Company does not correct the act, or the failure to act, you must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

4. Calculation of Performance Award. The Administrator, in its sole discretion, shall determine the amount, if any, of the Performance Award to be earned and paid upon the conclusion of each Award Term. Performance will be measured over each of the three-year Award Term and the four-year Award Term. Following the conclusion of each Award Term, the Performance Award, if any, to be paid to you will be calculated as a percentage, between 0% and 300%, of 50% of your Target Award, as determined by the Administrator in its sole discretion after taking into consideration its assessment of the achievement of the Performance Goals, the Company’s performance, and your overall performance.

5. Timing of Payment. Except as provided in Section 6, the amount of the Performance Award, if any, determined by the Administrator to be payable for each Award Term shall be promptly paid to you following the last day of the applicable Award Term, but in no event later than 45 days following the last day of the applicable Award Term. Except as provided in Section 6, you must be employed by the Company or an affiliate through the last day of the Award Term in order to be eligible to earn a Performance Award for the Award Term.

6. Termination of Employment. If your employment with the Company and its subsidiaries terminates during the Award Term, depending upon the reason for such termination, this Award Letter may continue in force or may terminate, as provided in the applicable subsection of Section 5(a) through (c) of the Plan. Notwithstanding the provisions of Section 5(d) of the Plan, Performance Awards shall not vest and be payable upon a Change of Control. Instead, if the Company or any subsidiary terminates your employment without Cause or you terminate for Good Reason, and your date of termination occurs (or in the event of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date that is 90 days before a Change of Control and ending on the date that is one year following the Change of Control, you will earn a Performance Award with respect to each Award Term that has not yet ended as of your termination date. The Performance Award earned for each such outstanding Award Term shall be 50% of the total Target Award (calculated without regard to performance) and shall be paid on your termination date (or, if later, on the date of the Change of Control).

7. No Right to Continued Employment. Neither the Plan nor this Award Letter shall be construed or held as giving you the right to be retained in the employ of the Company or any affiliate.

8. Transferability. The Performance Award may not be commuted, sold, assigned, pledged, attached, mortgaged, alienated or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any purported commutation, sale, assignment, pledge, attachment, mortgage, alienation, or encumbrance shall be void and unenforceable against the Company or any affiliate.

9. Withholding. The Company shall have the right and is hereby authorized to withhold from any payment due under this Award Letter any federal, state, or local taxes as it shall determine.

10. Choice of Law. This Award Letter shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

11. Grant Subject to Applicable Laws. This Award Letter and the Performance Awards granted herein shall be subject to any required approvals by any governmental or regulatory agencies. Performance Awards are intended to comply with the short-term deferral exception to section 409A of the Internal Revenue Code and shall be paid in accordance with such exception. Notwithstanding anything in this Award Letter to the contrary, the Plan, this Award Letter, and the Performance Awards awarded hereunder shall be subject to all applicable laws, including all applicable regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in TARP, and the Administrator reserves the right to modify this Award Letter and Performance Awards as necessary to conform to any restrictions imposed under TARP. As a condition of participating in the Plan, and by your acceptance of the Performance Award, you agree to any such modifications that may be imposed by the Administrator, and you agree to sign such waivers or acknowledgments as the Administrator may deem necessary or appropriate with respect to TARP restrictions applicable to the Performance Award granted to you under this Award Letter.

12. Performance Award Subject to Plan. In the event of a conflict between any term or provision contained in this Award Letter and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Radian Group Inc.

Suzann C. Boylan
Chief Human Resources Officer

I hereby accept the Performance Award described in this Award Letter, and I agree to be bound by the terms of the Plan and this Award Letter. I hereby agree that all decisions and determinations of the Administrator with respect to the Performance Award and Award Letter shall be final and binding.

Acknowledged and Agreed by Award Recipient:

Signature:

Print Name:

Date:

Exhibit A

PERFORMANCE GOALS

Market Share

Credit Quality

Capital Management

Expense Management

Operating Profitability